Exhibit 12.1

STATEMENT REGARDING COMPUTATION
OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWERGROUP INC.

(in millions)

6 Months Ended
June 30, 2015

Earnings:
Earnings before income taxes	$283.7
Fixed charges	60.2
$343.9

Fixed charges:
Interest (expensed or capitalized)	$16.8
Estimated interest portion of rent expense	43.4
$60.2

Ratio of earnings to fixed charges	5.7

	2014	2013	2012	2011	2010
Earnings:
Earnings before income taxes	$681.6	$475.5	$368.4	$479.9	$(165.2)
Fixed charges	133.6	159.7	165.1	170.2	161.9
	$815.2	$635.2	$533.5	$650.1	$(3.3)
Fixed charges:
Interest (expensed or capitalized)	$35.1	$43.2	$42.5	$43.1	$42.4
Estimated interest portion of rent expense	98.5	116.5	122.6	127.1	119.5
	$133.6	$159.7	$165.1	$170.2	$161.9
Ratio of earnings to fixed charges	6.1	4.0	3.2	3.8	(0.0)

Note:    The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.